UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)


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                                AZTAR CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                                                    Filed by: Aztar Corporation
                                                        Pursuant to Rule 14a-12
                                      under the Securities Exchange Act of 1934

                                             Subject Company: Aztar Corporation
                                                     Commission File No. 1-5440



On April 19, 2006, Aztar Corporation published the following press release:

                          AZTAR AMENDS MERGER AGREEMENT
             WITH PINNACLE ENTERTAINMENT TO INCREASE PURCHASE PRICE

PHOENIX, AZ, April 19, 2006 - Aztar Corporation (NYSE: AZR) announced today that it has amended its merger agreement with Pinnacle Entertainment, Inc. Pursuant to the amended merger agreement, the purchase price for each share of Aztar common stock has been increased to $43.00 in cash and the purchase price for each share of Aztar Series B preferred stock has been increased to $454.79 in cash. The termination fee ($42 million) and the termination expenses (up to $13 million) in the merger agreement remain unchanged.

Aztar also announced today that its Board of Directors has determined, after consultation with its legal and financial advisors, that the previously announced unsolicited proposal to acquire Aztar's common stock for a price of $47 in cash received from Wimar Tahoe Corporation, d/b/a Columbia Entertainment, the gaming affiliate of Columbia Sussex Corporation, continues to be reasonably likely to result in a superior proposal, as defined in the merger agreement with Pinnacle, as amended on April 18, 2006. Based on the determination of Aztar's Board that Columbia Entertainment's proposal continues to be reasonably likely to result in a superior proposal compared to the amended agreement with Pinnacle, Aztar's Board has authorized Aztar to continue discussions with Columbia Entertainment.

Aztar's Board will continue to evaluate all aspects of the proposal from Columbia Entertainment, and there can be no assurance that the proposal from Columbia Entertainment will result in a definitive offer or, if such offer is made, that it would be accepted by Aztar's Board of Directors.

About Aztar Corporation
Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.

Forward-Looking Statements

This press release includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding Pinnacle's pending acquisition of Aztar, are based on current expectations of management of Aztar and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Aztar cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the risk that Aztar may be unable to obtain stockholder approval required for the transaction with Pinnacle; (b) the risk that Pinnacle may be unable to obtain regulatory approvals required for the transaction with Aztar; (c) the risk that conditions to the closing of the transaction may not be satisfied or the merger agreement with Pinnacle may be terminated prior to closing, and (d) other risks, including those as may be detailed from time to time in Pinnacle's filings with the Securities and Exchange Commission (the "SEC"). For more information on the potential factors that could affect Aztar's financial results and business, review Aztar's filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of Aztar and Pinnacle. In connection with the proposed merger, Aztar plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF AZTAR ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Aztar. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Aztar with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Aztar's other filings with the SEC may also be obtained from Aztar. Free copies of Aztar's filings may be obtained by directing a request to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016,
Attention: Secretary.

Aztar, Pinnacle and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Aztar's stockholders in favor of the proposed merger. Information regarding Aztar's directors and executive officers is available in Aztar's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 10, 2006. Information regarding Pinnacle's directors and executive officers is available in Pinnacle's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 13, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.